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                                                                   Exhibit 21.01

                      Subsidiaries of ESS Technology, Inc.


-     ESS Canada Holdings, Inc. - California

-     ESS Technology Holdings, Inc. - California

-     NetRidium Communications, Inc. - California

-     OSEE Technology, Inc. - California

-     Platform Technologies, Inc. - California

-     Video Core Technology, Inc. - California

-     ESS Technology International, Inc. - Cayman Islands

-     Vsystems International, Inc. - Cayman Islands (dissolved March 11, 2003)

-     Wei Shi Technology, Inc. - Cayman Islands

- ESS British Columbia Holdings, Inc. (formerly known as Silicon Analog Systems Corporation) - British Columbia

-     ESS (Far East) Limited - Hong Kong

-     Shenzhen ESS Electronics Technology Co., Ltd.

-     Beijing ESS Electronics Technology Co., Ltd.